                                                                   EXHIBIT 99.1
FOR IMMEDIATE RELEASE

WARRIOR ENERGY SERVICES CORPORATION REPORTS FINANCIAL RESULTS FOR THREE AND SIX MONTHS ENDED JUNE 30, 2006

THURSDAY, AUGUST 10, 2006


         Columbus, Mississippi. Warrior Energy Services Corporation (NASDAQ -
WARR) ("Warrior Energy" or the "Company") announced today its financial results for the three and six months ended June 30, 2006.

         For the three months ended June 30, 2006, Warrior Energy's revenues were $32.5 million, an increase of approximately $12.8 million (64.9%) over revenues of $19.7 million for the three months ended June 30, 2005 and an increase of $5.2 million (19.1%) over revenues of $27.3 million for the three months ended March 31, 2006. Revenues from the wireline segment were $24.3 million for the three months ended June 30, 2006 compared with revenues of $19.7 million during the three months ended June 30, 2005 (an increase of 23.3%) and $20.7 million for the three months ended March 31, 2006 (an increase of 17.4%). The Company had revenues of $8.2 million from its well intervention segment during the three months ended June 30, 2006, an increase of $1.6 million (24.4%) over revenues of $6.6 million for the three months ended March 31, 2006. The Company entered into the well intervention business in December 2005 with its acquisition of Bobcat Pressure Control, Inc. ("Bobcat") and as such, had no revenues from this segment during the second quarter of 2005. Revenue growth for the three months ended June 30, 2006 was driven by increased well service activity levels, improved pricing, additions of assets in the wireline segment and the acquisition of Bobcat.

         EBITDA for the three months ended June 30, 2006 was $11.5 million, which was an increase of $5.3 million (83.5%) over EBITDA of $6.2 million for the three months ended June 30, 2005 and an increase of $2.9 million (33.3%) over EBITDA of $8.6 million for the three months ended March 31, 2006. EBITDA as a percentage of revenues improved to 35.2% for the three months ended June 30, 2006 from 31.7% for the three months ended June 30, 2005 and 31.5% for the three months ended March 31, 2006, primarily due to higher utilization of assets, improved pricing and economies of scale.

         For the three months ended June 30, 2006, the Company had operating income of $8.7 million, which was an increase of $3.7 million (75.0%) over operating income of $5.0 million for the same period of 2005 and an increase of $2.8 million (47.3%) over operating income of $5.9 million for the three months ended March 31, 2006. Operating income as a percentage of revenues improved to 26.7% in the three months ended June 30, 2006 versus 25.2% for the same period of 2005 and 21.6% for the three months ended March 31, 2006, for the reasons described above, partially offset by higher depreciation and amortization expenses associated with the Bobcat acquisition.

         Depreciation and amortization was $2.8 million in the three months ended June 30, 2006, an increase of $1.5 million over $1.3 million during the same period of 2005 and an increase of $0.1 million over $2.7 million during the three months ended March 31, 2006. The year over year increase is mainly comprised of $0.6 million of depreciation from the well intervention segment and $0.6 million amortization of intangible assets from the Bobcat acquisition.

         Provision for income taxes for the three months ended June 30, 2006 was $2.8 million, versus $0.1 million for the same period of 2005 and $1.5 million for the three months ended March 31, 2006. Approximately $0.9 million of the provision for income taxes represents cash taxes payable.

         For the three months ended June 30, 2006, the Company had net income of $4.8 million, or $0.45 per fully diluted share, compared with net income of $3.7 million, or $2.97 per fully diluted share, for the three months ended ended June 30, 2005 and $2.5 million, or $.56 per fully diluted share for the three months ended March 31, 2006. The decrease in net income per share from the quarter ended March 31, 2006 to the quarter ended June 30, 2006 is primarily due to an increase in the number of shares outstanding caused by the Company's public stock offering completed on April 24, 2006, partially offset by increased net income. The computation of earnings per fully diluted share for the quarter ended June 30, 2006 included 2,039,523 shares issuable on conversion of outstanding options, warrants and convertible debt, all of which were issuable at an exercise or conversion price of $7.50 per share. As of August 1, 2006, the Company had 11,072,265 shares outstanding and options and warrants for an additional 859,050 shares at an average exercise price of $7.51.

         For the six months ended June 30, 2006, Warrior Energy's revenues were $59.8 million, an increase of approximately $ 25.6 million (75.1%)over revenues of $34.2 million for the six months ended June 30, 2005. Revenues from the wireline segment were $45.0 million for the six months ended June 30, 2006 compared with revenues of $34.2 million during the six months ended June 30, 2005 (an increase of 31.7%). The Company had revenues of $14.8 million from its well intervention segment during the six months ended June 30, 2006. The Company entered into the well intervention business in December 2005 with its acquisition of Bobcat and as such, had no revenues from this segment during the six months ended June 30, 2005. Revenue growth for the quarter ended June 30, 2006 was driven by increased well service activity levels, improved pricing, additions of assets in the wireline segment and the acquisition of Bobcat.

         EBITDA for the six months ended June 30, 2006 was $20.1 million, which was an increase of $11.0 million (120%) over EBITDA of $9.1 millions for the six months ended June 30, 2005. EBITDA as a percentage of revenues improved to 33.5% in the six moths ended June 30, 2006 versus 26.7% in the six moths ended June 30, 2005, primarily due to higher utilization of assets, improved pricing and economies of scale.

         For the six months ended June 30, 2006, the Company had operating income of $14.6 million, which was an increase of $8.0 million (122%) over operating income of $6.6 million for the six months ended June 30, 2005. Operating income as a percentage of revenues improved to 24.4% in the six months ended June 30, 2006 versus 19.2% in the six months ended June 30, 2005 for the reasons described above, partially offset by higher depreciation and amortization expenses associated with the Bobcat acquisition.

         Depreciation and amortization was $5.5 million in the six months ended June 30, 2006, an increase of $2.9 million over $2.6 million for the six months ended June 30, 2005. This increase is mainly comprised of depreciation and amortization from the Bobcat acquisition.

         Provision for income taxes for the six months ended June 30, 2006 was $4.3 million, versus $0.1 million for the six months ended June 30, 2005. Approximately $0.9 million of the provision for income taxes represents cash taxes payable.

         For the six months ended June 30, 2006, the Company had net income of $7.2 million, or $0.98 per fully diluted share, compared with net income of $4.4 million, or $3.49 per fully diluted share, for the six months ended June 30, 2005. The decrease in net income per share from the six months ended June 30, 2006 to six months ended June 30, 2005 is primarily due to an increase in the number of shares outstanding caused by the Company's public stock offering completed on April 24, 2006, partially offset by increased net income. The computation of earnings per fully diluted share for the six months ended June 30, 2006 included 2,632,476 shares issuable on conversion of outstanding options, warrants and convertible debt, all of which were issuable at an exercise or conversion price of $7.50 per share.

         As of June 30, 2006 the Company had total debt and accrued interest of $44.4 million and cash of $5.0 million versus total debt and accrued interest of $96.8 million and cash of $0.9 million as of December 31, 2005. The improvement in the Company's balance sheet is largely due to the public offering completed in April, 2006, which is discussed below, and improved operations and cash flow from the Company's businesses.

         Cash provided by the Company's operating activities was approximately $11.1 million (including a use of cash of $3.0 million for financing of the Company's insurance premiums) for the six months ended June 30, 2006 as compared to cash provided of approximately $6.4 million for the same period in 2005. The increase in cash provided by operating activities was due mainly as a result in the increase in demand for the Company's services. During the six months ended June 30, 2006, investing activities used cash of approximately $22.9 million for the acquisition of property, plant and equipment (including $5.1 million in deposits on future deliveries of coiled tubing, nitrogen pumping and fluid pumping units) as compared to $4.4 million for the same period in 2005. During the six months ended June 30, 2006, financing activities used cash of approximately $34.2 million for principal payments on debt offset by proceeds from public offering, exercise of options, bank and other borrowings and net draws on working capital revolving loans of approximately $50.2 million. During the six months ended June 30, 2005, financing activities used cash of approximately $2.5 million for principal payments on debt offset by proceeds from bank and other borrowings and net draws on working capital revolving loans of approximately $0.8 million.

         Management attributed the Company's improved performance to strong demand in the oilfield service sector, driving higher utilization of the Company's assets and improved pricing. The Company also added four wireline trucks in the second quarter, providing additional revenue generating capacity. Also, the revenues from the entry into the well intervention business in December 2005 were included for a full quarter. Bill Jenkins, President and CEO, commented, "Our operating results for the second quarter of 2006 have shown significant improvements. We believe that our operations should continue to improve throughout 2006."

         In April 2006 the Company completed a public offering of approximately
8.9 million shares of its common stock at $23.50 per share. Raymond James, Simmons & Company, Interantional and Johnson Rice & Company, L.L.C. were the underwriters. The Company received proceeds, net of underwriting commissions of approximately $193.7 million ($21.85 per share) and paid approximately $5.6 million in related offering expenses. From the proceeds of the offering, the Company repurchased all its outstanding related party promissory notes and interest in April 2006, which were converted to equity in conjunction with the offering. The Company was also able to reduce its outstanding indebtedness by approximately $29.1 million.

         Warrior Energy Services Corporation is a natural gas and oil service company providing services to natural gas and oil well operators in the most active basins in the continental United States and in the Gulf of Mexico. It is headquartered in Columbus, Mississippi. Additional information may be obtained by contacting Mr. Rob McNally, Executive Vice President, at (832) 775-0016 or visiting the Company's website at www.warriorenergyservices.com.

Earnings Release and Investor Conference Call

         A conference call and webcast has been scheduled for Thursday, August 10, 2006, at 10:30 a.m. CT (11:30 a.m. ET). Shareholders and all other interested parties may participate in the conference call by dialing (888) 873-4896 and pass code 29799936 a few minutes before 10:30 a.m. CT (11:30 a.m.
ET) on August 10, 2006. To listen to a live webcast of the conference call, go to

         www.warriorenergyservices.com
         and access our Investor Relations page where the webcast link will be posted

  The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

The webcast replay will be available from 1:30 p.m. CT, Thursday, August 10, until 11:59 p.m. CT on Wednesday, February 7, 2007. Listening to the webcast requires speakers and Windows Media Player. If you do not have Media Player, download the free software at www.windowsmedia.com.

If you do not have Internet access and want to listen to an audio replay, call 1-888-286-8010 and enter conference call code 63566290. The audio replay will be available beginning at 1:30 p.m. CT on Thursday, August 10, 2006 until 11:59 p.m. CT on Thursday, August 17, 2006.

         SEGMENT INFORMATION

Segment information for the three and six months ended June 30, 2006 as well as for certain corporate expenses not allocated to the individual operating segments is as follows:


                                                                    Well
For the Three Months Ended June 30, 2006           Wireline      Intervention     Corporate             Total
-----------------------------------------------------------------------------------------------------------------
Segment revenues                                 $ 24,299,153    $  8,211,053    $          -        $ 32,510,206
Segment operating and sg&a expenses              $ 14,155,965    $  4,400,929    $  2,495,177        $ 21,052,071
Segment depreciation and amortization            $  1,229,582    $  1,247,953    $    293,551        $  2,771,086
Segment operating income                         $  8,913,606    $  2,562,171    $ (2,788,728)       $  8,687,049
Segment EBITDA (1)                               $ 10,143,188    $  3,810,124    $ (2,495,177)       $ 11,458,135
Segment assets                                   $ 69,894,584    $ 58,542,032    $  3,756,273        $132,192,889
Segment goodwill                                 $  1,237,417    $ 12,802,765    $          -        $ 14,040,182



(1) Reconcilaition of EBITDA with net income:

Net income                                         4,770,738
Plus provision for income taxes                    2,819,718
Minus other income                                  (31,378)
Minus gain on sale of fixed assets                   (5,250)
Plus interest expense                              1,133,221
Plus: depreciation and amortization                2,771,086
                                            -----------------
EBITDA                                            11,458,135


                                                                    Well
For the Six Months Ended June 30, 2006             Wireline      Intervention      Corporate         Total
----------------------------------------------------------------------------------------------------------------
Segment revenues                                 $ 45,000,572    $ 14,813,402    $          -     $ 59,813,974
Segment operating and sg&a expenses              $ 27,083,378    $  7,899,416    $  4,778,129     $ 39,760,923
Segment depreciation and amortization            $  2,490,466    $  2,448,787    $    529,737     $  5,468,990
Segment operating income                         $ 15,426,728    $  4,465,199    $ (5,307,866)    $ 14,584,061
Segment EBITDA (1)                               $ 17,917,194    $  6,913,986    $ (4,778,129)    $ 20,053,051
Segment assets                                   $ 73,213,567    $ 58,542,032    $    437,290     $132,192,889
Segment goodwill                                 $  1,237,417    $ 12,802,765    $          -     $ 14,040,182


(1) Reconcilaition of EBITDA with net income:
Net income                                         7,227,419
Plus provision for income taxes                    4,281,184
Minus other income                                  (50,229)
Minus gain on sale of fixed assets                   (6,750)
Plus interest expense                              3,132,437
Plus: depreciation and amortization                5,468,990
                                            -----------------
EBITDA                                            20,053,051

                       WARRIOR ENERGY SERVICES CORPORATION

                        SUMMARIZED FINANCIAL INFORMATION


(In thousands, except for per share income data)


                                                     Three months ended June 30,   Six  months  ended June 30,
                                                          2006         2005           2006           2005
                                                     ---------------------------------------------------------
Income Statement Data

Revenues                                                $32,510       $19,709          $59,814       $34,157
Expenses
   Operating costs                                      $17,067       $11,222          $32,244       $20,629
   Selling, general and administrative expenses         $ 3,985       $ 2,245          $ 7,517       $ 4,404
   Depreciation and amortization                        $ 2,771       $ 1,279          $ 5,469       $ 2,563

EBITDA(1)                                               $11,458       $ 6,242          $20,053       $ 9,124

Net Income                                              $ 4,771       $ 3,714          $ 7,227       $ 4,360

Per share data

   Net income per share - basic                         $  0.55       $  2.97          $  1.03       $  3.49
   Net income per share - diluted                       $  0.45       $  2.97          $  0.98       $  3.49



                                                        June 30,   December 31,
                                                          2006        2005
                                                        -----------------------
Balance Sheet Data

Total current assets                                    $  36,115     $  23,106
Total assets                                            $ 132,193     $ 101,634
Total current liabilities                               $  30,137     $  16,944
Total debt and accrued interest                         $  44,435     $  96,757
Total liabilities                                       $  69,590     $ 117,205
Total stockholders' equity (deficit)                    $  62,603     $ (15,571)
Total liabilities and stockholders' equity
(deficit)                                               $ 132,193     $ 101,634

(1) See attached reconciliation of Non-GAAP Financial Measures

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess the Company's operating results, management believes that, although not prescribed under generally accepted accounting principals ("GAAP"), EBITDA is an appropriate measure of the Company's ability to satisfy capital expenditure obligations and working capital requirements. EBITDA is a non-GAAP financial measure as defined under SEC rules. The Company's EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance to GAAP or as a measure of the Company's profitability or liquidity. As EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented below may not be comparable to similarly titled measures of other companies. Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure most similar to EBITDA.

EBITDA is defined as net income (loss) plus interest expense, depreciation and amortization, deferred income taxes and other non-cash items. The following table provides a reconciliation of EBITDA to net income for the periods presented (in thousands).



                                                    Three months ended June 30,      Six months ended June 30,
                                                       2006            2005            2006           2005
                                                     -------------------------       -------------------------
Reconciliation of EBITDA with net income:

Net income                                           $  4,771        $  3,714        $  7,227        $  4,360
Plus provision for income taxes                      $  2,820        $     85        $  4,281        $     85
Less other income                                    $    (32)       $    215        $    (50)       $    205
Less gain on sale of fixed assets                    $     (5)       $    (13)       $     (6)       $    (13)
Plus interest expense                                $  1,133        $    962        $  3,132        $  1,924
Plus: depreciation and amortization                  $  2,771        $  1,279        $  5,469        $  2,563
                                                     --------        --------        --------        --------
EBITDA                                               $ 11,458        $  6,242        $ 20,053        $  9,124
                                                     ========        ========        ========        ========


The Company believes EBITDA is useful to an equity investor in evaluating its operating performance because:

      o it is widely used by investors in the Company's industry to measure a company's operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which the assets were acquired; and

      o it helps investors more meaningfully evaluate and compare the results of the Company's operations from period to period by removing the impact of the Company's capital structure and asset base from its operating results.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

         With the exception of historical matters, the matters discussed in this press release are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company intends that the forward-looking statements herein be covered by the safe-harbor provisions for forward-looking statements contained in the Securities Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with these safe-harbor provisions. Such forward-looking statements relate to the Company's ability to generate revenues and maintain profitability and cash flow, the stability and level of prices for natural gas and oil, predictions and expectations as to the fluctuations in the levels of natural gas and oil prices, pricing in the natural gas and oil services industry and the willingness of customers to commit for natural gas and oil well services, the Company's ability to implement its intended business plans, which include, among other things, the implementation of its previously announced growth initiatives and business strategy and goals, the Company's ability to raise additional debt or equity capital to meet its requirements and to implement its intended growth initiatives and to obtain additional financing to fund that growth when required, the Company's ability to maintain compliance with the covenants of its credit agreement and obtain waivers of violations that occur and consents to amendments as required, the Company's ability to compete in the premium natural gas and oil services market, the Company's ability to re-deploy its equipment among regional operations as required, the Company's ability to provide services using state of the art tooling and its ability to successfully integrate and operate the well intervention operations acquired from Bobcat. The Company's revenues and net income are dependent on the level of exploration, development and production expenditures by its customers. The Company's forward-looking statements also include the possible completion of any future business acquisition transactions. The inability of the Company to meet these goals, objectives or requirements or the consequences on the Company from adverse developments in general economic conditions, changes in capital markets, adverse developments in the natural gas and oil industry and declines and fluctuations in the prices for natural gas and oil, developments in international relations and the commencement or expansion of hostilities by the United States or other governments and events of terrorism, weather events disrupting natural gas and oil operations and other factors could have a material adverse effect on the Company. Material declines in the prices for natural gas and oil can be expected to adversely affect the Company's revenues. The Company cautions readers that various risk factors could cause the Company's operating results and financial condition to differ materially from those expressed in any forward-looking statements made by the Company and could adversely affect the Company's ability to pursue its business strategy and plans. Readers should refer to the Company's Annual Report on Form 10-K and the risk factors disclosed therein.